Exhibit (l)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in these Post-Effective Amendments No. 33 & 33 to the Registration Statement on Form N-4 (No. 333-71853 & 811-09225) (the “Registration Statement”) of our report dated February 13, 2026 relating to the financial statements of Thrivent Financial for Lutherans and consent to the use in the Registration Statement of our report dated April 29, 2026 relating to the financial statements of each of the subaccounts of Thrivent Variable Annuity Account II indicated in our report.  We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 29, 2026